UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

BARNES & NOBLE EDUCATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

120 Mountain View Blvd.

Basking Ridge, New Jersey 07920

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2024

May 31, 2024

This supplement (this “Supplement”) amends and supplements the Definitive Proxy Statement of Barnes & Noble Education, Inc. (the “Company”), dated May 15, 2024 (the “Proxy Statement”), sent to Company stockholders in connection with the special meeting of stockholders to be held on June 5, 2024, or any adjournment or postponement thereof (the “Special Meeting”). This Supplement is being filed with the Securities and Exchange Commission (“SEC”) and is being made available to shareholders on May 31, 2024.

We encourage you to read our Proxy Statement as well as the additional soliciting material we have filed with the SEC. All undefined terms in this Supplement shall have the definitions set forth in the Proxy Statement. Your Board of Directors recommends that stockholders vote FOR approval of ALL agenda items. If you need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at (877) 800-5185 (toll-free from the U.S. and Canada) or at 1 (412) 232-3651 (from other locations).

This Supplement is being filed to notify stockholders that the New York Stock Exchange (the “NYSE”) has informed the Company that the Reverse Split Proposal (Proposal 3) and the Adjournment Proposal (Proposal 5) have been deemed to be “routine” matters under NYSE rules. The “routine” designation permits brokers, banks, or other nominees (a “custodian”) to exercise discretionary voting authority with respect to such proposals. Accordingly, if you do not instruct your custodian on how to vote your shares on the Reverse Split Proposal and/or the Adjournment Proposal, your custodian will be permitted to vote your shares in its discretion on such proposals, and we do not expect there will be any broker non-votes on such proposals.

You do not have to take any action if you have previously voted your shares and do not wish to change your vote. If you have already voted and wish to change your vote, you should follow the procedures described in the Proxy Statement.